Exhibit 10.2

SUPPLEMENT TO RESEARCH AND SERVICES AGREEMENT

This SUPPLEMENT is made and entered into as of this 23rd day of March 2020 (this “Agreement”), by and among ONCOTELIC, INC., a Delaware corporation (“Oncotelic”), MATEON THERAPEUTICS, INC., a Delaware corporation (“Mateon,” and together with Oncotelic, the “Mateon Entities”), on the one hand, and GOLDEN MOUNTAIN PARTNERS, LLC, a California limited liability company (“GMP”), on the other hand, and is intended to supplement and, where applicable, amend and modify that certain Research and Services Agreement dated February 3, 2020 (the “Original Agreement”) entered into by Oncotelic and GMP. Capitalized terms used in this Agreement without definition shall have the meanings given those terms in the Original Agreement.

BACKGROUND

Pursuant to the terms of the Original Agreement, GMP and Oncotelic agreed that Oncotelic would pursue certain research activities to develop a new proprietary antisense compound (as further defined below, the “Product”) directed to the treatment of coronavirus infectious disease-19 (“COVID-19”) in humans (the “Research”).

Also pursuant to the terms of the Original Agreement, GMP agreed to provide financial support for the Research.

In consideration for the financial support for the Research provided by GMP, pursuant to the terms of the Original Agreement, GMP is entitled to obtain certain exclusive rights to the use of the Product in the COVID Field, and an economic interest in the use of the Product in the COVID Field. The purpose of this Agreement is to elaborate upon those rights.

Without limiting the foregoing, this Agreement also sets forth certain rights and obligations of the parties to use the Product, elaborating upon GMP and Oncotelic’s rights and obligations pursuant to the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used in this Agreement and not otherwise defined or defined in the Original Agreement shall have the meanings given those terms in this Section 1.

“CA4P” means Oncotelic’s proprietary Combretastatin A-4 phosphate. Combretastatin A-4 phosphate is a microtubule destabilizing drug, a type of vascular-targeting agent, a drug designed to damage the vasculature of cancer tumors causing central necrosis. It is a derivative of combretastatin. Combretastatin A-4 phosphate is a prodrug.

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“China Territory” means the Greater Area of the People’s Republic of China, including (a) Mainland China, (b) the Hong Kong Special Administrative Region, (c) the Macau Special Administrative Region, and (d) Taiwan.

“Effective Date” means March 23rd, 2020.

“COVID Field” means all human uses of the Product for the treatment or diagnosis of COVID-19 and other diseases or health conditions caused by all coronaviruses (e.g., SARS-CoV-1 and SARS-CoV-2), whenever identified.

“Joint Venture Transaction” means the establishment of a joint venture company to be owned 50% by Oncotelic and 50% by GMP (or its designee), the principal activities of which shall be to research, develop, bring to market and commercialize: (i) the Products in the COVID Field on a global basis, (ii) the Products in the OT101 Oncology Field in the Licensed Territory, (iii) OXi4503 in the Licensed Territory; and (iv) CA4P in the Licensed Territory, as further described in Section 6.

“Licensed Territory” means the China Territory, South Korea, Vietnam, Japan, Singapore, Malaysia, Thailand, the Philippines, and the Middle East Countries.

“Middle East Countries” means Bahrain, Cyprus, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Northern Cyprus, Oman, State of Palestine, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates and Yemen.

“OT-101” means Oncotelic’s proprietary single-stranded phosphorothioate antisense oligooxynucleotide (18-mer) targeting the human TGF-Beta2 messenger RNA, referred to by Oncotelic as Trabedersen.

“OT-101 Oncology Field” means the diagnosis, treatment or protection from the following cancers in humans: pancreatic, brain, melanoma, pediatric acute myeloid leukemia, pediatric melanoma and all other uses.

“OXi4503” means Oncotelic’s proprietary Combretastatin A1 diphosphate. Combretastatin A1 diphosphate is a diphosphate prodrug of the stilbenoid combretastatin A1. Upon administration, combretastatin A1 diphosphate (CA1P) is dephosphorylated to the active metabolite combretastatin A1 (CA1), which promotes rapid microtubule depolymerization; endothelial cell mitotic arrest and apoptosis, destruction of the tumor vasculature, disruption of tumor blood flow and tumor cell necrosis.

“2020 Patent Application” means patent application (a) 62991174, entitled “Treatment of zoonoses - Antisenses” filed by Oncotelic on or about March 18th, 2020, (b) 62991178, entitled “Treatment of zoonoses - TGF beta inhibitors” filed by Oncotelic on or about March 18th, 2020, and (c) 62992825, entitled “Treatment of zoonoses - TGF beta inhibitors” filed by Oncotelic on or about March 20th, 2020, and all divisional, continuation, continued prosecution applications, re-issue, and reexamination applications related thereto, each patent that issues or reissues from any of these patent applications; and all foreign counterparts to any of the foregoing.

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“Product” means (a) OT-101 as well as any other antisense drug candidates active against COVID-19, the use, manufacture or sale of which would, without a license or other similar rights thereto, infringe a claim of a patent issued from the 2020 Patent Application, and (b) all other compounds developed directly by Oncotelic or its affiliates or third parties through the Research.

“Testing Results” means the confirmatory lab testing results for experiments confirming the applicability and potential use of the Product for the treatment of COVID-19.

2. Product License.

(i) Effective from and after the Effective Date, the Mateon Entities grant to GMP an exclusive, sublicensable (through multiple tiers), assignable license under all patents (including the 2020 Patent Application) and know-how owned and controlled by the Mateon Entities and their affiliates to use, make, have made, sell, have sold and import Products in the COVID Field on a global basis. It is expressly understood by the Mateon Entities that this license may or may not be royalty bearing, and GMP has the full right, in its sole discretion, to donate the foregoing license rights to the public domain solely in Mainland China.

(ii) The parties acknowledge that the Product and the rights related to the Product, including the 2020 Patent Application, allocated by the parties pursuant to this Agreement constitute Deliverables under the Original Agreement.

3. Additional Research Funding. Oncotelic shall deliver the Testing Results to GMP on or before April 3, 2020. Subject to the confirmation by GMP, in its reasonable determination, of the Testing Results, GMP shall pay to Oncotelic the following amounts on the following dates:

(i) $450,000 US, within three days following the delivery of the Testing Results and GMP’s confirmation of the Testing Results; and

(ii) $450,000 US, on or before May 1, 2020.

For clarity, if the Testing Results are not delivered by Oncotelic to GMP on or before April 3, 2020, or the Testing Results are not confirmed by GMP, then neither payment set forth in this Section 3 is due or owed to Oncotelic.

4. Coordination of Additional Development Activities. From and after the Effective Date, GMP shall be entitled to use its governmental relations and local expertise in Mainland China to assist with coordinating the research, development and commercialization of Products in the COVID Field.

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5. Product Revenue. From and after the Effective Date, Oncotelic shall pay to GMP one-half of all Product Revenue (as defined below), on the terms and subject to the provisions of this Agreement.

(i) “Product Revenue” means Product Net Sales and Licensing Revenue, in each case relating to the COVID Field.

(ii) “Product Net Sales” means the total dollar amount invoiced on sales of Products by the Mateon Entities and their affiliates and sublicensees less deductions accrued in accordance with generally accepted accounting principles any charges where applicable and separately listed for (i) sales taxes or use taxes (except for value-added taxes capable of reimbursement and income taxes imposed on the sales of Products in foreign countries), tariffs, duties or customs (all separately stated on the invoice), (ii) prepaid outbound shipping and insurance charges, (iii) deductions for allowances given for returned or defective goods that do not exceed the original invoice amount, (iv) trade discounts given, not to exceed the original invoice amount, (v) charge back payments and rebates given for Products to (a) managed healthcare organizations, (b) federal, state, provincial and/or local governments or other governmental agencies, and (c) purchasers and reimbursers. Products will be considered sold when paid for; provided, however, that with respect to Products transferred by the Mateon Entities to their licensees or affiliates in the circumstances described in item (x) in the immediately following sentence, any such Products will be considered sold when they are transferred to any such licensee or affiliate. For the purpose of calculating Product Net Sales, transfers by the Mateon Entities to its licensee or affiliate of Products under this Agreement for (x) end use (but not resale) by the licensee or Affiliate shall be treated as sales by the Mateon Entities at the average amount invoiced by the Mateon Entities to third parties during such Net Sales calculation period or (y) resale by a licensee or an affiliate shall be treated as sales at the average amount invoiced by such licensee or affiliate to third parties during such Product Net Sales calculation period, in each case subject in all respects to the deductions under this Section 5(ii). Notwithstanding the foregoing, a sale of a Product to a distributor, which is not a licensee or affiliate, in an arm’s-length transaction, shall be treated as a sale if the Mateon Entities receive no further compensation for that Product from any subsequent purchaser of that Product.

(iii) “Licensing Revenue” means any and all consideration under or otherwise payable in connection with a sublicense, covenant not to sue, or grant of other or similar rights to Products received by the Mateon Entities or their affiliates, including license issue fees, lump sum payments, milestone payments, maintenance fees, profit sharing, joint marketing fee, equity or other payments of any kind whatsoever, irrespective of whether such consideration is received in the form of cash, offsets, barter, credit, stock, warrants, release from debt, goods or services, licenses back, a payment for equity that exceeds the pre-transaction fair market value by more than 125% of the equity, equity exchanges, or any other form whatsoever, excluding royalties paid to GMP based on Product Net Sales.

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(iv) Within 45 days after the end of each calendar quarter during the Term (i.e., March 31, June 30, September 30 or December 31), Oncoletic shall pay to GMP 50% of Product Revenues, in immediately available funds to an account designated by GMP.

(vi) Oncoletic may not receive as License Revenue anything of value in lieu of cash payments without the express prior written consent of GMP, such consent not to be unreasonably withheld, conditioned or delayed.

(vii) The Mateon Entities shall keep books and records sufficiently to verify the accuracy and completeness of their and their affiliates’ and licensees’ accounting, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Products. The Mateon Entities shall preserve these books and records for at least six (6) years after they are created or as required by federal law, both during and after the term of this Agreement.

(viii) The Mateon Entities shall take all steps necessary so that GMP may, within thirty (30) days of its written request, audit, reasonably review and copy all of the Mateon Entities’ books and records at a single United States location to verify the accuracy of the Mateon Entities’ and their affiliates and licensees’ accounting. The review may be performed by any authorized employees of GMP as well as by any attorneys or accountants designated by GMP upon reasonable notice and during regular business hours. If a deficiency with regard to any payment is determined, Oncoletic shall pay the deficiency along with applicable interest within thirty (30) days of receiving notice. If a payment deficiency for a calendar year exceeds five percent (5%) of amounts paid for that year, then Oncoletic shall pay GMP’s out-of-pocket expenses incurred with respect to the review.

6. Formation and Contribution to Joint Venture. During the Exclusivity Period, the parties agree to facilitate due diligence by one another and subject to GMP’s satisfactory due diligence review, the parties intend to negotiate and, if mutually acceptable, enter into written definitive agreements for the Joint Venture Transaction. Pursuant to the Joint Venture Transaction: the Mateon Entities intend to license or assign intellectual property rights, including the 2020 Patent Application and any other intellectual property rights owned or controlled by the Mateon Entities relating to the Product, OXi4503 and CA4P, to the joint venture company, as well as providing management services and other expertise to the joint venture company; GMP intends that it (or its designee, as the case may be) shall provide funding to the joint venture company to support its development and commercial activities in the joint venture company’s relevant territories; in each case, on terms to be agreed by the parties; and GMP shall be entitled to use its governmental relations and local expertise in Greater China to assist with coordinating the research, development and commercialization of (i) the Products in the COVID Field, (ii) the Products in the OT101 Oncology Field, (iii) OXi4503; and (iv) CA4P, in each case in Greater China.

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7. Exclusive Negotiating Period. Commencing immediately on the date hereof and continuing until the earliest to occur of (y) 11:59 p.m., Eastern Daylight Time, on the date that is 90 calendar days after the Effective Date, and (z) the date of the execution of a written definitive agreement for the Joint Venture Transaction or any other similar transaction between the parties relating to the Products (the “Exclusivity Period”), the Mateon Entities shall, and shall instruct and cause their respective officers, directors, employees, agents, advisors, investment bankers, attorneys, accountants and other representatives to, (a) cease any and all discussions or negotiations with any third party conducted on or before the date hereof with respect to any Competing Transaction (as defined below), and (b) not, directly or indirectly, (i) solicit, initiate, seek or knowingly encourage, facilitate or induce the making, submission or announcement of any Competing Transaction, (ii) disclose to any person or entity any non-public information relating to the Product in connection with the making, submission, or announcement of, or the intent to encourage or assist, any Competing Transaction, (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Competing Transaction, or (iv) authorize, propose or enter into any confidentiality agreement, term sheet, letter of intent, purchase agreement or other agreement, arrangement or understanding relating to any Competing Transaction; provided, that it shall not be a violation of any provision of this Agreement for the Mateon Entities to communicate with a third party that it is ceasing, terminating and/or will not enter into discussions regarding a Competing Transaction because of its obligations under this Agreement, except that the Mateon Parties shall not provide the name of the other party without the other party’s consent; provided, further, that, notwithstanding the foregoing, Oncotelic may publicly disclose any information that it reasonably determines, after having received the advice of legal counsel, it is required to disclose pursuant to applicable securities laws or listing standards. For purpose of this Agreement, the term “Competing Transaction” means with respect to the Mateon Entities (other than the Joint Venture Transaction) any transaction or business combination of any nature, including without limitation a reverse merger transaction; or any other transaction, which would prevent, preclude, limit, restrict or otherwise adversely impact the negotiation or consummation of, or materially delay, the consummation of the Joint Venture Transaction.

8. Compliance with Applicable Laws. The parties shall comply with all local, state, federal, and international laws and regulations that are applicable to their activities under this Agreement and the development, manufacture, use, and sale of Products, including:

(i) The parties acknowledge that they are subject to and agree to abide by United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of those items may require a license from an agency of the United States Government or written assurances by the parties that it will not export items to certain foreign countries or persons without prior approval by that agency.

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(ii) Each party shall obtain all necessary approvals from the United States Food & Drug Administration, Environmental Protection Agency, Department of Agriculture and any similar governmental authorities of foreign jurisdictions in which such party intends to make, use, sell or otherwise exploit Products.

9. Assignment. This Agreement may not be transferred or assigned by the Mateon Entities (including by operation of law, in connection with a merger, share exchange or other change of control transaction) except with the prior written consent of GMP. GMP may assign any of its rights, interests or obligations hereunder, provided however that no such permitted assignment shall reduce or otherwise affect GMP’s liabilities or obligations hereunder. Any attempted assignment in contravention of this Section 9 is void and constitutes a material breach of this Agreement.

10. Confirmation of Relationship between Oncoletic and Mateon; Representations and Warranties. Oncoletic is a wholly owned subsidiary of Mateon. The Mateon Entities own or control the rights to the Products. The Mateon Entities have the right to grant all rights and licenses they purport to grant to GMP under this Agreement. The Mateon Entities have not granted any right or license to any third party that would conflict or interfere with any of the rights or licenses granted to GMP hereunder.

11. Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the later of (a) the 50th anniversary of the Effective Date and (b) the expiration of the last patent subject to the license set forth in Section 2.1 (the “Term”). The Mateon Entities, on one hand, or GMP on the other hand, may terminate this Agreement upon the material breach of this Agreement by the other such party(ies), provided, that the allegedly breaching party is provided with written notice of the breach and the opportunity to cure such breach for 30 days following the delivery of such written notice and the breach persists at the conclusion of this cure period. GMP may terminate this Agreement upon 30 days prior written notice. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any party prior to such termination or expiration and any and all damages arising from any breach hereunder.

12. Entire Agreement; Agreement Controlling. This Agreement and the Original Agreement constitute the full understanding between the parties with reference to its subject matter, and no statements or agreements by the parties, whether oral or in writing, may modify the terms of this Agreement. Neither party may claim any amendment, modification, or release from any provisions of this Agreement, unless the mutual agreement is in writing and signed by both parties. If there is a conflict between this Agreement and the Original Agreement, then this Agreement shall control.

13. Further Assurances. Following the Effective Date, each of the parties shall, and shall cause their respective affiliates to execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by the Agreement and the Original Agreement.

14. Public Announcements. No party shall issue or make any press release, public announcement or other public statement with respect to this Agreement or the transactions contemplated herein without the prior consent of the other parties, except to the extent required by applicable law or by the applicable rules or requirements of any national securities exchange, market or automated quotation system; provided, that the party proposing to issue any press release, public announcement or other public statement in compliance with any such disclosure obligations shall consult in good faith with each other party before doing so.

15.  General Provisions. Sections 7, 10.2, 10.3, 10.6, 10.7, 10.8, 10.9 and 10.10 of the Original Agreement, are incorporated into this Agreement by reference, as if fully set forth herein.

[signatures on following page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into, and delivered by their duly authorized representatives to be effective from and after the Effective Date.

ONCOTELIC, INC.,		GOLDEN MOUNTAIN PARTNERS, LLC,
a Delaware corporation		a California limited liability company

By:	/s/ Vuong Trieu	By:	/s/ Clinton Teng
Name:	Vuong Trieu	Name:	Clinton Teng
Title:	CEO	Title:	Owner’s Representative

MATEON THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	CEO

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